Exhibit 10.2

UNITED COMMUNITY FINANCIAL CORP.

2015 LONG TERM INCENTIVE PLAN

2015 ANNUAL INCENTIVE AWARD GRANT AGREEMENT

This 2015 Annual Incentive Award Grant Agreement (this “Agreement”) is made and entered into as of             , 2015, (the “Grant Date”) by and between United Community Financial Corp., (the “Company”) and                      (the “Grantee”).

WHEREAS, the Company has adopted the United Community Financial Corp. 2015 Long Term Incentive Plan (the “Plan”) pursuant to which cash and Restricted Shares may be granted; and

WHEREAS, the Plan provides for Annual Bonus Awards;

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the Annual Bonus Award provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Target Award and Form of Payout. The Company hereby grants to the Grantee a target award of $         (the “Target Award”). Following the end of the calendar year, the Compensation Committee will certify performance results relative to goals and determine the actual earned Target Award pursuant to the Performance Payout Table below. The actual earned Target Award as determined and certified by the Compensation Committee is referred to in this Agreement as the “Actual Award”. Eighty percent (80%) of the Actual Award will be paid in cash (the “Cash Payment”) as soon as practicable, but not later than March 15, 2016, and the remaining twenty percent (20%) of the Actual Award will be paid in Common Shares of the Company (the “Restricted Shares”), as soon as practicable, but not later than March 15, 2016, on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. The number of Restricted Shares earned will be determined by the Fair Market Value of the Common Shares on the date determined by the Compensation Committee following certification of the performance results. Capitalized terms that are used but not defined herein have the meanings ascribed to such terms in the Plan.

The “Performance Period” shall be the period commencing on January 1, 2015, and ending on December 31, 2015.

2. Performance Goals and Average Compensation. The amount of the Actual Award earned by the Grantee for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals listed below and the amount of the Grantee’s average base salary for the Performance Period. All determinations of whether Performance Goals have been achieved, the amount of the Actual Award earned by the Grantee, the adjustments attributed to changes in average base salary, and all other matters related to this Section 2 shall be made by the Committee in its sole discretion.

Promptly following completion of the Performance Period (and no later than sixty (60) days following the end of the Performance Period), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (b) the amount of the Actual Award that the Grantee shall earn, if any, subject to compliance with the requirements of Section 3. Such certification shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.

Peer Group:

The Peer Group includes the following eighteen (18) organizations:

BankFinancial Corp (BFIN)	Horizon Bancorp. (HBNC)
Farmers National Banc Corp (FMNB)	Lakeland Financial Corporation (LKFN)
Farmers & Merchants Bancorp (FMAO)	LCNB Bancorp Inc. (LCNB)
First Busey (BUSE)	MainSource Financial Group, Inc. (MSFG)
First Defiance Financial Corp. (FDEF)	Mercantile Bank Corp. (MBWM)
Civista Bancshares, Inc. (CIVB)	Mutualfirst Financial Inc. (MFSF)
First Financial Corporation (THFF)	Peoples Bancorp Inc. (PEBO)
First Mid-Illinois Bancshares (FMBH)	QCR Holdings, Inc. (QCRH)
German American Bancorp Inc. (GABC)	Star Financial Group, Inc. (SFIGA)

The Committee maintains discretion to amend, modify and replace one or more members of the Peer Group when events warrant, such as in the event that a Peer Group member ceases to be a reporting company or is acquired and in other similar circumstances.

Net Income Requirement:

The Target Award shall be forfeited and no amount of such Award shall be paid if the Company does not report positive net income for the 2015 fiscal year, calculated in accordance with GAAP, but adjusted to exclude the effect of extraordinary items. If this requirement is met, the Actual Award will be calculated as described below.

Performance Measures, Weightings, Goals and Payout Calibration:

The Compensation Committee has identified seven (7) financial performance measures that are aligned with the Company’s goals. Each of the seven (7) performance measures has a weighting ranging from 10% to 30%. The Company’s results on three (3) of the seven (7) measures will be evaluated relative to the peer group and the other measures (Net Income, ROAA, Loan Growth and Revenue Growth) will be evaluated relative to the Board-approved annual budget or based upon actual results compared to the performance goals, all pursuant to the Performance Payout Table below.

Performance-Payout Table:

		Evaluated	Performance Goals
Performance Measure	Weight	Vs.	Threshold	Target	Superior
Net Income ($MM)	30%	Budget	75% of Budget	100% of Budget	125% of Budget
ROAA	15%	Actual Results	ROAA of 0.60	ROAA of 0.75	ROAA of 0.90
Revenue Growth ($MM)	15%	Budget	$65.875	$77.500	$89.125
Net Loan Growth ($MM)	10%	Budget	9.0%	14.0%	19.0%
Core Deposit Growth	10%	Peers	25th %ile	50th %ile	75th %ile
Efficiency Ratio	10%	Peers	25th %ile	50th %ile	75th %ile
Non-Performing Assets	10%	Peers	25th %ile	50th %ile	75th %ile

Payout for Performance Level (% of Target Opportunity)[1]:			0%	100%	200%

[1]	Note that payouts will be interpolated for performance between discrete points. For example, performance at the 65th percentile of the Peer Group will result in a payout of 160% of target; performance at the 30th percentile of peers will result in a payout of 20% of target.

Definitions:

•	%ile: Percentile Rank within defined Peer Group;

•	ROAA: GAAP performance excluding extraordinary items;

•	Revenue Growth: Total revenue (net interest income plus noninterest income) projected in the budget compared to actual total revenue from January 1 – December 31;

•	Net Income: GAAP Net Income excluding extraordinary items;

•	Loan Growth: Gross loan growth (including loans held for sale) projected in the budget compared to actual gross loan growth (including loans held for sale) from January 1 – December 31;

•	Core Deposit Growth: Total Deposits less time deposits;

•	Efficiency Ratio: Operating Expense divided by Operating Revenue; and

•	Non-Performing Assets: Total NPAs divided by Total Assets.

The Committee maintains flexibility and discretion to adjust measure definitions, if such adjustments ensure a more accurate comparison relative to the Peer Group and most appropriately reflect the goals of the Plan and the Company’s compensation philosophy.

3. Vesting.

3.1. Vesting of Restricted Shares. The Restricted Shares earned shall be subject to risk of forfeiture depending on Continuous Service until they vest. In order to be earned the Grantee must be a Company Employee on the date of performance certification. Except as otherwise provided herein, the portion of the Actual Award that constitutes the Restricted Shares shall vest and no longer be subject to risk of forfeiture over a three (3) year period beginning on the first anniversary of the date of performance certification in 2017, and ending on the third anniversary of the performance certification in 2019. Provided that the Grantee’s period of Continuous Service has not ended before the respective anniversary dates of the date of performance certification in 2017, 2018 and 2019, the Restricted Shares will vest in equal one-third (1/3) increments each year (each an “anniversary date”). The period over which the Restricted Shares vest is referred to as the “Restricted Period.” “Continuous Service” means that the Grantee’s service with the Company as an Employee is not terminated.

3.2. Vesting of the Cash Payment. Except as otherwise provided in this Agreement, the portion of the Actual Award that constitutes the Cash Payment shall be vested on the performance certification date provided the Grantee is employed by the Company on that date.

4. Termination of Continuous Service.

4.1. Except as otherwise expressly provided in this Agreement, if the Grantee’s Continuous Service terminates for any reason at any time before any part of the Target or Actual Award has vested, the Grantee’s unvested Target or Actual Award shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

4.2. Notwithstanding Section 4.1:

(a) If the Grantee’s Continuous Service terminates before the Target Award has vested as a result of the Grantee’s death or Disability, the Target Award shall vest in accordance with Section 3 as if the Grantee’s Continuous Service had not terminated. The Cash Payment and Common Shares that would have constituted Restricted Shares but for vesting in accordance with this Section 4.2(a) comprising the Actual Award shall be paid to the Grantee or Grantee’s estate or beneficiary(ies) as the case may be in accordance with Section 1;

(b) If the Grantee’s Continuous Service terminates before the end of the Performance Period as a result of Retirement, termination by the Company without Cause, or termination by the Grantee for Good Reason, a pro rata portion of the unvested Target Award shall vest in proportion to the number of months, including any partial month, elapsed in the Performance Period. The Actual Award shall be determined on the date of performance certification, and the Cash Payment and the Common Shares comprising the Actual Award shall be paid in accordance with Section 1, subject to consideration of Section 409A (any Cash Payment and Common Shares issued are intended to comply with Section 409A); and

(c) If following the date upon which the Compensation Committee certifies results, the Grantee’s Continuous Service terminates before the Restricted Shares comprising the Actual Award have vested as a result of termination by the

Company without Cause, or termination by the Grantee for Good Reason, all unvested Restricted Shares shall vest on the effective date of the Grantee’s separation from service and be paid to the Grantee in the form of Common Shares within sixty (60) days following the effective date of the Grantee’s termination, subject to consideration of Section 409A (any vesting of Common Shares is intended to comply with Section 409A).

4.3. “Good Reason” means the definition of “Good Reason” set forth in the Grantee’s employment agreement, or in the absence thereof, “Good Reason” means:

(a) a material reduction in the Grantee’s rate of base salary; or

(b) the Company changes by fifty (50) miles or more the principal location in which the Grantee is required to perform services; or

(c) the Company terminates, materially amends or materially restricts the Grantee’s participation in, any equity, bonus or equity-based compensation plans or qualified or supplemental retirement plans so that, when considered in the aggregate with any substitute plan or plans, the plans in which the Grantee is participating materially fail to provide him or her with a level of benefits provided in the aggregate by such plans prior to such termination or amendment; or

(d) the Company materially breaches the provisions of this Agreement.

A termination of the Grantee’s employment shall not be deemed to be for Good Reason unless (i) the Grantee gives notice to the Company of the existence of the event or condition constituting Good Reason within thirty (30) days after such event or condition initially occurs or exists, (ii) the Company fails to cure such event or condition within thirty (30) days after receiving such notice, and (iii) the Grantee’s termination occurs not later than ninety (90) days after such event or condition initially occurs or exists, in each case without the Grantee’s written consent.

5. Effect of a Change in Control. If there is a Change in Control during the Performance Period, the Target Award shall be earned and vested at Target levels on the effective date of the Change in Control and the amount of the Target Award shall be paid no later than sixty (60) days following the effective date of the Change in Control. If there is a Change in Control during the Restricted Period, all unvested Restricted Shares shall vest on the effective date of the Change in Control.

6. Issuance of Restricted Shares. The Restricted Shares earned will be issued in the name of the Grantee as soon as practicable following the end of the Performance Period and in any event not later than two and one-half (2-1/2) months following the end of the Performance Period. The Company’s transfer agent and/or share transfer records will show the Grantee as the owner of record of the Restricted Shares as of the date of issuance. The Company or the Company’s agent will hold (either physical or uncertificated form) the Restricted Shares for the period of time that the Restricted Shares are subject to forfeiture (until vested) and the certificate or certificates representing the Restricted Shares will be delivered to the Grantee after the Restricted Shares are no longer subject to substantial risk of forfeiture. Such delivery may take the form of an electronic transfer of the vested Restricted Shares to the Grantee’s brokerage or other financial account.

7. Transferability. Subject to any exceptions set forth in this Agreement or the Plan, until vested, the Target or unvested Restricted Shares comprising the Actual Award or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Target or unvested Restricted Shares comprising the Actual Award or the rights relating thereto prior to vesting shall be wholly ineffective and, if any such attempt is made, the Target or unvested Restricted Shares comprising the Actual Award will be forfeited by the Grantee and all of the Grantee’s rights to such Target or unvested Restricted Shares comprising the Actual Award shall immediately terminate without any payment or consideration by the Company.

8. Rights as Shareholder; Dividends.

8.1. The Grantee shall be the record owner of the Restricted Shares until the Common Shares are sold, forfeited or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares.

8.2. If the Grantee forfeits any rights he has under this Agreement in accordance with Section 3.1, the Grantee shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the Restricted Shares and shall no longer be entitled to vote or receive dividends on such shares.

9. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

10. Adjustments. On any change in the number or kind of outstanding Common Shares of the Company by reason of recapitalization, merger, consolidation, reorganization, separation, liquidation, share split, share dividend, combination of shares or any other change in the corporate structure or Common Shares of the Company, the Company, by action of the Committee, is empowered to make such adjustment, if any, in the number and kind of Common Shares subject to this Agreement as it considers appropriate for the protection of the Company and of the Grantee.

11. Tax Liability and Withholding.

11.1. The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a) tendering a cash payment;

(b) authorizing the Company to withhold Common Shares from the Common Shares otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Shares; provided, however, that no Common Shares shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

(c) delivering to the Company previously owned and unencumbered Common Shares.

11.2. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Shares or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Shares to reduce or eliminate the Grantee’s liability for Tax-Related Items.

12. Section 83(b) Election. The Grantee may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Shares. Any such election must be made within thirty (30) days after the issuance of the shares. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

13. Compliance with Law. The issuance and transfer of Common Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Shares may be listed. No Common Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the Common Shares with the Securities and Exchange Commission (“SEC”), any state securities commission or any stock exchange to effect such compliance.

14. Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Grantee indicating restrictions on transferability of the shares of Restricted Shares pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any applicable federal or state securities laws or any stock exchange on which the Common Shares are then listed or quoted.

15. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

16. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Ohio without regard to conflict of law principles.

17. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

18. Target Award Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

19. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Target or Actual Award or the rights relating thereto may be transferred by will or the laws of descent or distribution.

20. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

21. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Target Award in this Agreement does not create any contractual right or other right to receive any Target Award or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

22. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Target Award, prospectively or retroactively; provided that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

23. Section 162(m). All payments under this Agreement are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. This Award shall be construed and administered in a manner consistent with such intent.

24. Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

25. No Impact on Other Benefits. Except as otherwise provided in a Grantee’s employment agreement, the value of the Grantee’s Target Award is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

26. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

27. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Target Award subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Shares or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

28. Clawback. Notwithstanding any other provisions in this Agreement or the Plan, all payments made to the Grantee pursuant to this Agreement shall be subject to recovery, deduction or clawback (collectively, “Clawback”) under any applicable law, regulation, stock exchange listing requirement requiring Clawback and under the Company’s Compensation Adjustment and Recoupment Policy (adopted by the Board on March 17, 2015), as may be amended from time to time.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

United Community Financial Corp.

Name:
Title:

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